Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock, $0.001 par value per share, of Tamboran Resources Corporation is, and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: October 25, 2024

HELMERICH & PAYNE, INC.

By:	/s/ Debra R. Stockton
Name: Debra R. Stockton
Title: General Counsel

HELMERICH & PAYNE INTERNATIONAL HOLDINGS, LLC

By:	/s/ William H. Gault
Name: William H. Gault
Title: Secretary